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                                                                      Exhibit 99



                                   CONSULIER
                               ENGINEERING, INC.


February 10, 1999

Tequesta, Florida
Contact - Ralph Butler
(561) 842-2492, FAX (561) 845-3237


FOR IMMEDIATE RELEASE -- -- -- --


                       CONSULIER ENGINEERING CEO RESIGNS
                               SALES ACCELERATING



Michael G. Maguire has resigned from the positions of President and Chief Executive Officer of Consulier Engineering, Inc., and President of C-6 Products, Inc. Warren Mosler, Chairman of the Board, will be reassuming the position of CEO, effective February 12, 1999. Mr. Mosler knows of no specific reason for the recent increased activity in Consulier Engineering stock.

The Company's earlier projection of $0.50 per share pre-tax earnings for 1999 has recently been supported by new distributor and retail purchases and reorders of it's CRA-Z Soap hand all purpose cleaner. CRA-Z Soap is now available at Paccar Automotives chain of auto parts stores throughout the western states. In addition, contracts have been signed with Omega Trading and Universal Distributing, San Diego, CA; CRA-Z Northeast Inc., a division of DCS Rebuilders, White Plains, NY; and R&C Products, Birmingham, England. These Companies will distribute CRA-Z Soap within their established geographic regions.

"We are particularly pleased with the results of our CRA-Z Soap Internet presence (www.cra-zsoap.com)" stated Bernardo Davila, CEO of Southeast Automotive, a subsidiary of Consulier. "It has created world-wide brand recognition and continuously attracts new distributors and retailers. The web site also effectively directs consumers to their local retail outlets. We are growing exponentially."

Additionally, the retail price for ToolTopper, a ladder top accessory, had been reduced to $29.95 from $39.95 due to cost reductions (www.tooltopper.com). "A great product is now aggressively priced right for today's market" says Joyce Gugel, spokeswoman for C-6 Products, "we are now ready to go into production to meet the demand of the major retailers." Production capacity is 40,000 units per month.



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Consulier Engineering, Inc.'s Common Stock trades on the over-the-counter market under the NASDAQ symbol CSLR.






      169 TEQUESTA DRIVE/SUITE 31E/TEQUESTA, FL 33469/PHONE (561) 745-9149